EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 27th day of July, 2000

BETWEEN:
BALATON POWER, INC.
a company duly incorporated under the laws of the Province of British Columbia, Canada
("the Company")
OF THE FIRST PART

AND:
RON BROWN
Executive, of Franklin, Tennessee USA
("Brown")
OF THE SECOND PART

THIS AGREEMENT WITNESSES that in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the parties mutually covenant and agree as follows:

1. ENGAGEMENT

1.1 The Company hereby engages Brown as President and Chief Executive Officer of the Company to provide and perform the services commonly associated with such office subject to the resolutions and directions of the Board of Directors and the Executive Committee of the Company and Brown agrees to provides such services on the term and conditions set out in this Agreement

1.2 Brown will be appointed to the Board of Directors and the Executive Committee of the Company.

1.3 Brown shall provide substantially the whole of his time, attention and ability during regular working hours to the business and affairs of the company and shall well and conscientiously serve the Company and use all reasonable efforts to promote the interests of the Company during the continuation of his services hereunder. Brown will not perform a service for or provide advice, without prior consent of the Company, to any person, firm or corporation where the performance of the service or the provision of the advice my or does, in the reasonable opinion of the Company, give rise to a conflict of interest between the obligations of Brown to the Company under this Agreement and the obligations of Brown to such other person, firm or corporation Provided there is no obvious conflict by industry standard parameters, Brown may set as a director or advisor for other corporations and organizations.

1.4 It is agreed that in the event that Brown wishes to leave the position of President and Chief Executive Officer or the Board of Directors determines dot it is in the best interests of die Company to appoint another person to that position, Brown will be appointed Senior Vice-President Marketing of the Company without losing any of the benefits hereunder and this agreement shall remain in full force and effect.

1.5 Brown will be appointed to the Advisory Board of Balaton Power Corporation S.A. ('BPC") and receive shares and/or share options of BPC to be determined between the parties.

2. COMPENSATION AND REIMBURSEMENT

2.1 The Company shall pay fees to Brown, monthly, as at date of commencement of services, no less am US$ 15,000-00 per month, paid in such manner as between the parties. The parties agree that said few may be reviewed from time to as agreed purpose of negotiating an increase commensurate with Brown's contribution to the Company's growth.

2.2 The Company agrees to promptly reimburse Brown for all disbursements reasonably and properly incurred, including travel and related accommodation costs incurred by him on behalf of the Company, On presentation to the Company of proper documentation supporting the expenditures in accordance with company policy.

2.3 All Payments due from the Company to Brown are to be made at Franklin, Tennessee, USA,. or at such other Place as may be directed by Brown from time to time in United states dollars by the Company and are to be net of any taxes, fees, levies or deductions of any kind that are required to be made by the Company by a government of proper jurisdiction.

2.4 The Company agrees to provide Brown a life insurance policy in the amount of US$ 1,500,000.00, payable to Brown"s designated beneficiary, for a term not less than the full term Of this agreement.

2.5 The Company will provide Brown and his immediate family members with medical and dental health benefits as agreed between the Company and Brown for a period of time not less than the total of this agreement.

2.6 The Company will provide Brown with a vehicle/vehicle allowance and vehicle operating expenses as agreed between the parties for a period not less than the term of this agreement.

3. SHARES

3.1 As an inducement to Brown to accept and remain as Director and Officer of the Company. the Company agrees to issue to Brown an amount of shares options of the Company, subject to regulatory compliance and share option price guidelines, as follows.

a) 5% of shares issued and outstanding as at date of commencement (expected to be approximately 20,000,000 shares in total - 5% of same being 1,000,000 share options) in Year 1;

b) 5% Of total shares issued and outstanding as at beginning date of Year 2;

(c) 5% of total shares issued and outstanding as of Year 2; and, At beginning of Year 3.

The total equity Position of Brown by end of Year 3, through Brown's exercising of share options allocated to Brown, would thus be a total of 15% equity of the Company.

3.2 Brown may be granted such additional shares as may be determined by the Board of Directors from time to time, subject to a regulatory compliance, to an aggregate of all shares issued to Brown under this a agreement not exceeding twenty percent (20%) of total shares issued and outstanding.

3.3 Brown shall be en titled to receive mid the Company shall immediately issue that number of shares that will bring aggregate of all shares issued to Brown under this agreement by share options and/or any other manner to twenty percent (20%) of total shares issued and outstanding in the event that prior to the end of the initial three (3) year term, (I) the Company enter in to that agreement to sell substantially all its assets or to merge with another Company and/or, (ii) a majority of shareholders the Company agree to sell their shares to another party or parties at any time within said three (3) year term.

3.4 Nothing herein will disentitle Brown from participating in any profit sharing or bonus program, any pension, any stock appreciation, health, medical insurance or other plans or retirement rights from time to time established by the Company and to which executives of the Company are from time to time entitled provided that any shares to which Brown may be entitiled under any entitled such plan or program will not, for the purposes of this Article 3 and subject to regulatory compliance, be treated as or in substitution of shares to which Brown is otherwise entitled under Article 3.

3.5 The parties understand that the total shares now issued/to be issued to the Company are approximately 20,000,000 shares and are/will be held approximately as follows:

12,500,000.00 shares to BPC

4,000,000.00 shares to other present shareholders of the Company

1,500,000.00 shares to new shareholders for initial financing

2,000,000.00 shares to major financing

The Board of Directors is/is to be initially comprised of three (3) BPC appointees, Brown and out (1) nominee to from previous shareholder group.

4. RELATIONSHIP OF PARTIES

4.1 Brown will perform his duties as an employee of the Company unless otherwise agreed between Drawn and the Company.

4.2 Brown acknowledges that he is solely responsible for payment of all taxes payable to any government in respect to the compensation received by him pursuant to this agreement except as provided herein and the Company shall not be responsible for the deduction or payment of taxes in respect of the amounts payable to Brown under this agreement unless legally required by a government with proper jurisdiction or as mutually agreed between the Parties.

5. AND TERMINATION

5.1 This agreement will be effective as and from June 30th, 2000 and will continue in force until May 31, 2003 and thereafter from month to mouth, until terminated by either party by 30 days written notice to the other party.

5.2 Company shall have the fight to terminate this agreement and the services of Brown:

a) for just cause in accordance with law or,

b) for any act or omission that is in breach of may obligation under this Agreement and such broach has not been remedied within thirty (30) days after written notice thereof has been given to Brown by the Company

5.3 This is agreement will automatically terminate in the event of death of Brown.

5.4 Upon termination of this agreement Brown will forthwith deliver to the Company all documents, correspondence, books, records, computer records and data, and other materials and items in his possession which are the property of the Company.

6. NOTICE

6.1 Any notice, commitment, election, consent or any communication required or permitted to be given hereunder by either party hereto to the other party, in any capacity (hereinafter called a "Notice") shall be in writing and may be personally and shall be deemed to have been well, and sufficiently given if waited by prepaid registered mail return receipt requested, telefaxed or delivered to the address of such other party hereinafter set forth:

If to the Company:
Balaton Power INC.
c/o 708-1111 West Hastings St.
Vancouver, British Columbia
Canada V6E 2T3

If to Brown:
Ron Brown
2207 Bowman Road Franklin,
Tennessee, USA 37064

or to such substitute address as such party may from time; to time direct in writing. and any such Notice shall be deemed to have been received, if mailed, on the date noted on the return receipt if by facsimile, on the first Business Day after the date of transmission, and if delivered, upon the day of delivery or if such day is not a Business Day, then on the first Business Day thereafter.

7. HEADINGS

7.1 The headings appearing in this agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope of meaning of this agreement or any of its provision.

8. GOVERNING LAW

8.1 This agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada or in such jurisdiction wherein the Company's Registered Head Office is located if the Company decides to relocate said Registered Head Office and any action or proceeding in respect of it or alleging a: breach of it will be commenced and maintained only in a court of appropriate jurisdiction

9.2 Any dispute, controversy or claim arising out of or relating to this agreement or the breach of it shall be settled by arbitration in accordance with the laws of the Province of British Columbia, Canada or other appropriate jurisdiction per S. I above and, unless the parties agree to refer the same to a single arbitrator shall be referred to two arbitrators, out to be chosen by each of the parties and the arbitrators shall, before entering on the reference, appoint au umpire.

9. ENTIRE AGREEMENT

9.1 The provisions of Us agreement constitute the entire agreement between the parties and supersede all previous communications. its agreements, whether verbal written between the parties with respect to its subject matter.

10. ASSIGNMENT

10.1 This agreement is for the personal services of Brown and may not be assigned by him/her in whole or in part.

11. CONFIDENTIALITY

11.1 Brown shall not either during the continuance of this agreement or at any time divulge, publish or otherwise reveal either directly or indirectly or through may person, firm or corporation the Private affairs or secrets of die Company, its Subsidiaries or affiliates to any person or persons other than die Directors of the Company and shall not, without the Written consent of the Company either during Me continuance of this agreement of at any time thereafter, use for his own purpose or any purpose other &an those of the Company, any information he may acquire in relation to the business and affairs of the Company. Brown agrees, during the term of this agreement - at all thereafter, to keep confidential all information and material provided by the Co Y, excepting only such information as is already known to the public and including any such information lion and material relating to any customer, vendor or other party transacting business with the Company and not to release. use or disclose the same except with the prior written permission of The Company.

12 ENUREMENT

12.1 This agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

13. FORCE MAJEURE

13.1 No party to this agreement shall be under liability for any failure to further perform any of their obligations hereunder by reason of force majeure including, but not limited to, acts of -wide or local), lock-outs, industrial disputed governmental action, request or God, strikes, (nation-wide orders (whether having the force of law or otherwise), war, riots, embargoes, court orders, epidemics, lightening, earthquake, flood, storms, tempest, explosions or any other cause whatsoever of any nature or kind beyond their reasonable control Nothing in this clause shall relieve the Company from liability to reimburse and pay Brown for services and expenditures completed up to the date when further performance became impossible due to force majeure.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in Principle as at the day and year herein rust above written.

BALATON POWER, INC.
/s/ Illegible
Director

/s/ Illegible
Director

/s/ Ron Brown
Ron Brown

Melinda J. Mumme
Witness Signature